Exhibit 99.1

[Cox Radio Logo]

FOR IMMEDIATE RELEASE

COX RADIO TO ACQUIRE FIVE RADIO STATIONS SERVING ATHENS, GEORGIA

Atlanta, January 16, 2008 – Cox Radio (NYSE: CXR) announced today it has exercised its option to acquire five radio stations serving the Athens, Georgia market for $60 million, less amounts previously paid toward the option totaling $12 million. The stations—WNGC-FM, WGMG-FM, WPUP-FM, WGAU-AM and WRFC-AM—are currently owned by affiliated companies controlled by Paul Stone: Southern Broadcasting of Athens, Inc.; Southern Broadcasting of Pensacola, Inc.; and New Broadcast Investment Properties, Inc.

“This strong and very profitable group of stations allows us to enhance our service in the Southeast and specifically in the State of Georgia,” said Robert F. Neil, president and chief executive officer of Cox Radio. “The location of these stations in the fast growing I-85 corridor between Atlanta and Greenville is a great strategic fit for Cox Radio due to our existing presence in both of those markets. I’m excited about the opportunity to add these stations to the Cox Radio portfolio.”

“Cox Radio is an extraordinarily good employer and is known for running its radio stations with a long-term focus. Of all the possible purchasers of our stations, I’m thrilled to be able to tell my staff that the buyer is Cox Radio,” said Paul Stone, president of Southern Broadcasting of Athens. “I’m very comfortable seeing our family of stations move to Cox Radio’s care.”

Pending regulatory approvals, Cox Radio expects to close the acquisition in the second quarter of 2008. At the close of the transaction, Cox Radio will own, operate or provide sales and marketing services for 85 stations clustered in 19 markets.

Cox Radio is one of the largest radio broadcasting companies in the United States, based on revenues. Cox Radio owns, operates or provides sales and marketing services for 80 stations (67 FM and 13 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Forward-Looking Statements

Statements in this release, including statements relating to the expected completing and timing of our acquisition of the five radio stations and other information related to the acquisition, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, as well as any facts or assumptions underlying these statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business and operations of Cox Radio. Risks, uncertainties or other factors that may impact our forward-looking statements include the occurrence of any event or other circumstance that could cause the parties not to enter into a definitive acquisition agreement, of if entered into, that could give rise to the termination of the definitive acquisition agreement, the failure to obtain regulatory approvals or to satisfy other conditions to consummation of the acquisition, the effect of announcement of exercise of the option on our relationships with parties we do business with and the timing of the acquisition and impact on our capital resources, profitability, cash requirements, management resources or liquidity, as well as other risk factors described from time to time in Cox Radio’s filings with the Securities and Exchange Commission, including Cox Radio’s Annual Report on Form 10-K for the year ended December 31, 2006. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contacts:

Analysts and Investors Neil O. Johnston Vice President & Chief Financial Officer Cox Radio, Inc. 678-645-4310	News Media Bobby Amirshahi Corporate Communications Cox Radio, Inc. 678-645-4518